Exhibit 99.1

News Release | For Immediate Release

FactSet Reports Solid Earnings Growth in Third Quarter 2017	Contact: Rima Hyder FactSet 857.265.7523

NORWALK, Conn., June 27, 2017 - FactSet (the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global provider of integrated financial information, analytical applications, and industry-leading service, today announced its results for the third quarter ended May 31, 2017.

Third Quarter 2017 Highlights

●

Revenues increased 8.6% or $24.6 million to $312.1 million compared with $287.5 million for the same period in 2016. Revenues for the third quarter of 2017 were reduced by a $2.5 million deferred revenue fair value adjustment related to the Company’s recent acquisitions. Organic revenues grew 5.9% to $293.9 million during the third quarter of 2017 from the prior year period.

●

Operating margin decreased to 28.1% compared to 31.1% in the prior year period. The decrease in operating margin for the third quarter is primarily due to acquisition related costs of $4.4 million and the aforementioned deferred revenue adjustment of $2.5 million. Adjusted operating margin decreased to 31.9% compared with 33.0% in the prior year period.

●	Diluted earnings per share (“EPS”) increased 2.5% to $1.66 compared with $1.62 for the same period in 2016. Adjusted diluted EPS for the third quarter rose 12.8% to $1.85.

●

Annual Subscription Value (“ASV”) increased to $1.28 billion at May 31, 2017 compared with prior year ASV of $1.16 billion. Organic ASV, which excludes the effects of acquisitions, dispositions and foreign currency increased 5.7%.

●

The Company’s effective tax rate for the third quarter was 23.2%, as compared to 24.8% a year ago. Excluding income tax benefits from both periods, the current year annual effective tax rate was 25.5%, a decrease from 28.4% a year ago, primarily due to FactSet’s global operational realignment effective September 1, 2016.

●

The Company paid $205.2 million and $20.0 million in cash, respectively, for BISAM Technologies S.A. and the Interactive Data Managed Solutions (IDMS) business, renamed FactSet Digital Solutions (FDSG).

“We are making significant progress in integrating our recent acquisitions for building end-to-end solutions across key workflows in the portfolio lifecycle which are critical to our success. As we look ahead, we have a solid strategy to capitalize on the market trends and deepen our client relationships. While there are challenges in the market, we remain confident about executing on our growth strategy,” said Phil Snow, FactSet CEO.

News Release | For Immediate Release

Adjusted Financial Measures*

(Condensed and Unaudited)	Three Months Ended May 31,
(In thousands, except per share data)	2017	2016	Change

Organic revenues	$293,883	$277,589	5.9%
Adjusted operating income	$100,331	$94,769	5.9%
Adjusted operating margin	31.9%	33.0%
Adjusted net income	$72,949	$67,545	8.0%
Adjusted diluted EPS	$1.85	$1.64	12.8%

 * See reconciliation of U.S. GAAP to adjusted metrics measures in the back of this press release

Maurizio Nicolelli, FactSet CFO added, “We delivered another quarter of ASV growth with strong contributions from our off-platform products and value-add premium products. We remain focused on strengthening our client base and product suite while maintaining cost discipline and a balanced capital allocation strategy.”

Annual Subscription Value (ASV) and Segment Revenue

ASV was $1.28 billion at May 31, 2017, up 5.7% or $63.3 million organically from the prior year. ASV excludes professional services fees billed in the last 12 months, which are not subscription-based. Organic ASV, which excludes the effects of acquisitions, dispositions and foreign currency, increased $10.0 million over the last three months. ASV at any given point in time represents the forward-looking revenues for the next twelve months from all subscription services currently supplied to clients.

Buy-side and sell-side ASV growth rates for the third quarter of fiscal 2017 were 5.7% and 5.8%, respectively. Buy-side clients account for 84% of ASV while the remainder is derived from sell-side firms that perform mergers and acquisitions advisory work, capital markets services and equity research. Supplementary tables covering organic buy-side and sell-side ASV growth rates may be found on the last page of this earnings release.

ASV from U.S. operations was $807.8 million, increasing 4.2% over prior year of $775.6 million and 4.5% organically. U.S. revenues were $197.8 million compared with $189.2 million. Excluding the effects of acquisitions and dispositions completed in the last 12 months, the U.S. revenue growth rate was 4.6%. ASV from international operations was $474.3 million, increasing 24.6% over prior year of $380.7 million and 7.8% organically. International ASV now represents 37.0% of total ASV, up from 32.9% a year ago. International revenues rose to $114.3 million compared with $98.3 million from the third quarter of 2016. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency, the international revenue growth rate was 8.2%.

Operational Highlights

●	Client count as of May 31, 2017 was 4,629, a net increase of 225 clients in the past three months. This increase includes 117 net new clients from the acquisitions of BISAM and FDSG.

●	User count grew 237 to 86,025 in the past three months.

●	Annual client retention was greater than 95% of ASV. When expressed as a percentage of clients, annual retention was 92%.

●

FactSet completed the acquisitions of BISAM and FDSG, respectively, in the quarter. BISAM is one of the leading providers of portfolio performance and attribution. FDSG is a managed solutions and portal provider for the global wealth management industry. Both acquisitions increase FactSet’s footprint in Europe and add to its growing product suite.

News Release | For Immediate Release

●

Employee count was 8,885 at May 31, 2017, up 785 people in the past 12 months. Excluding workforces acquired in fiscal 2017 and employees of the sold Market Metrics business, headcount increased 5.2% from a year ago.

●

Quarterly free cash flow was $84.3 million compared with $88.6 million for the third quarter of 2016. Operating cash flow for the third quarter was $92.3 million compared with $96.9 million for the third quarter of 2016.

●	Capital expenditures increased to $7.9 million, compared with $8.2 million a year ago primarily the build out of office space.

●

A regular quarterly dividend of $22.0 million, or $0.56 per share, was paid on June 20, 2017, to common stockholders of record as of May 31, 2017. FactSet increased its dividend by 12%. The $0.06 per share increase marked the twelfth consecutive year the Company has increased dividends, highlighting its continued commitment to returning value to its shareholders.

●

On May 4, 2017, the Company named John Wiseman as the new Global Head of Sales and Client Solutions. In this role, Mr. Wiseman will report directly to Phil Snow and will be responsible for all global sales and client service activities for FactSet.

●

FactSet was named by Great Place to Work® as one of the UK’s Best Workplaces™ in the Medium category for the ninth time, ranking 40. This reinforces FactSet’s commitment to being a career destination for the best and brightest in the UK.

●

FactSet won the Best Market Data award for the first time at the Inside Market Data and Inside Reference Data Awards. The Company was also recognized as Best Analytics Provider for the second consecutive year.

Share Repurchase Program

FactSet repurchased 300,000 shares for $48.3 million during the third quarter under the Company’s existing share repurchase program. Over the last 12 months, FactSet has returned $458 million to stockholders in the form of share repurchases and dividends, funded by cash generated from operations and proceeds from the sale of the Market Metrics business. As of May 31, 2017, $288.2 million is available for future share repurchases.

Business Outlook

The following forward-looking statements reflect FactSet’s expectations as of today’s date. Given the risk factors, uncertainties and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Fourth Quarter Fiscal 2017 Expectations:

●	GAAP Revenues are expected to be in the range of $321 million and $328 million.

●	GAAP operating margin is expected to be in the range of 28% and 29%. Adjusted operating margin is expected to be in the range of 31% and 32%.

●	The annual effective tax rate is expected to be in the range of 25% and 26%.

●

GAAP diluted EPS is expected to be in the range of $1.67 and $1.73. Adjusted diluted EPS is expected to be in the range of $1.86 and $1.92. The midpoint of the adjusted EPS range represents 12% growth over the prior year.

Both GAAP operating margin and GAAP diluted EPS guidance do not include the effects of any non-recurring benefits or charges that may arise in the fourth quarter of fiscal 2017.

News Release | For Immediate Release

Conference Call

The Company will host a conference call today, June 27, 2017 at 11:00 a.m. Eastern Time to discuss the third quarter results with its investors. The call will be webcast live at http://investor.factset.com/investors/audiocasts. The following information is provided for investors who would like to participate:

U.S. Participants:	877.201.0168
International Participants:	647.788.4901
Passcode:	23076690
Moderator:	Rima Hyder, Vice President, Investor Relations

An archived webcast with the accompanying slides will be available at investor.factset.com for one year after the conclusion of the live event. The earnings call transcript will also be available via FactSet CallStreet. An audio replay of this conference will also be available until July 4, 2017 via the following telephone numbers: 800.585.8367 in the U.S. and 416.621.4642 internationally using passcode 23076690.

Forward-looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the Company's strategy for growth, product development, market position, subscriptions, expected expenditures and financial results are forward-looking statements. Forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "should," "indicates," "continues," "subscriptions" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to: the current status of the global economy; the ability to integrate newly acquired companies and businesses; the stability of global securities markets; the ability to hire qualified personnel; the maintenance of the Company's leading technological position and reputation; the impact of global market trends on the Company's revenue growth rate and future results of operations; the negotiation of contract terms with corporate vendors, data suppliers and potential landlords; the retention of key clients; the continued employment of key personnel; the absence of U.S. or foreign governmental regulation restricting international business; and the sustainability of historical levels of profitability and growth rates in cash flow generation.

About Non-GAAP Financial Measures

Financial measures in accordance with U.S. GAAP including revenue, operating income and margin, net income, diluted earnings per share and cash provided by operating activities have been adjusted.

FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Organic revenues exclude the effects of acquisitions and dispositions completed in the last 12 months and foreign currency in all periods presented. Adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share exclude both intangible asset amortization and non-recurring items, including acquisition costs. The Company believes that these adjusted financial measures better reflect the underlying economic performance of FactSet.

News Release | For Immediate Release

The GAAP financial measure, cash flows provided by operating activities, has been adjusted to report non-GAAP free cash flow that includes the cash cost for taxes and changes in working capital, less capital expenditures. FactSet uses this financial measure, both in presenting its results to stockholders and the investment community, and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.

About FactSet

FactSet (NYSE:FDS | NASDAQ:FDS) delivers superior analytics, service, content, and technology to help more than 85,000 users see and seize opportunity sooner. We are committed to giving investment professionals the edge to outperform, with fresh perspectives, informed insights, and the industry-leading support of our dedicated specialists. We're proud to have been recognized with multiple awards for our analytical and data-driven solutions and repeatedly ranked as one of Fortune's 100 Best Companies to Work For and a Best Workplace in the United Kingdom and France.  Subscribe to our thought leadership blog to get fresh insight delivered daily at insight.factset.com. Learn more at www.factset.com and follow on Twitter: www.twitter.com/factset.

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Consolidated Statements of Income (Unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,

(In thousands, except per share data)	2017	2016	2017	2016

Revenues	$312,120	$287,501	$894,537	$839,801

Operating expenses
Cost of services	146,426	124,602	405,311	363,249
Selling, general and administrative	78,052	73,609	219,519	214,610
Total operating expenses	224,478	198,211	624,830	577,859

Operating income	87,642	89,290	269,707	261,942

Other expense
Loss on sale of business	—	—	(1,223)	—
Interest expense, net of interest income	(2,413)	(433)	(3,945)	(765)
Total other expense	(2,413)	(433)	(5,168)	(765)

Income before income taxes	85,229	88,857	264,539	261,177

Provision for income taxes	19,815	22,076	65,832	66,669
Net income	$65,414	$66,781	$198,707	$194,508

Diluted earnings per common share	$1.66	$1.62	$5.00	$4.68

Diluted weighted average common shares	39,457	41,189	39,736	41,596

News Release | For Immediate Release

Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,

(In thousands)	2017	2016	2017	2016

Net income	$65,414	$66,781	$198,707	$194,508

Other comprehensive income (loss), net of tax
Net unrealized gain on cash flow hedges*	2,385	2,464	4,233	229
Foreign currency translation adjustments	21,316	8,883	10,680	(7,867)
Other comprehensive income (loss)	23,701	11,347	14,913	(7,638)

Comprehensive income	$89,115	$78,128	$213,620	$186,870

*For the three and nine months ended May 31, 2017, the unrealized gain on cash flow hedges was net of tax expense of $1,485 and $2,563, respectively. For the three and nine months ended May 31, 2016, the unrealized gain on cash flow hedges was net of tax expense of $1,448 and $135, respectively.

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Consolidated Balance Sheets (Unaudited)

	May 31,	August 31,
(In thousands)	2017	2016

ASSETS
Cash and cash equivalents	$161,758	$228,407
Investments	31,927	24,217
Accounts receivable, net of reserves	147,455	97,797
Prepaid taxes	5,344	—
Deferred taxes	2,623	3,158
Prepaid expenses and other current assets	24,076	15,697
Total current assets	373,183	369,276

Property, equipment, and leasehold improvements, net	97,442	84,622
Goodwill	695,667	452,915
Intangible assets, net	175,534	93,161
Deferred taxes	5,099	13,406
Other assets	11,089	5,781
Total Assets	$1,358,014	$1,019,161

LIABILITIES
Accounts payable and accrued expenses	$63,611	$45,836
Accrued compensation	36,722	51,036
Deferred fees	51,210	33,247
Taxes payable	6,856	7,781
Deferred taxes	1,781	291
Dividends payable	21,951	20,019
Total current liabilities	182,131	158,210
Deferred taxes	23,039	1,708
Deferred fees	2,476	—
Taxes payable	10,780	8,782
Long-term debt	575,000	300,000
Deferred rent and other non-current liabilities	37,035	33,080
Total Liabilities	$830,461	$501,780

STOCKHOLDERS’ EQUITY
Common stock	$517	$512
Additional paid-in capital	720,020	623,195
Treasury stock, at cost	(1,560,466)	(1,321,700)
Retained earnings	1,421,122	1,283,927
Accumulated other comprehensive loss	(53,640)	(68,553)
Total Stockholders’ Equity	527,553	517,381
Total Liabilities and Stockholders’ Equity	$1,358,014	$1,019,161

News Release | For Immediate Release

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)	Nine Months Ended May 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$198,707	$194,508
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	33,770	28,222
Stock-based compensation expense	20,873	22,433
Loss on sale of business	1,223	—
Deferred income taxes	8,829	3,015
Loss on sale of assets	33	2
Tax benefits from share-based payment arrangements	(9,798)	(13,327)
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of reserves	(29,310)	(11,316)
Accounts payable and accrued expenses	1,548	3,474
Accrued compensation	(17,299)	(1,809)
Deferred fees	2,638	3,696
Taxes payable, net of prepaid taxes	6,081	20,313
Prepaid expenses and other assets	440	1,250
Deferred rent and other non-current liabilities	2,766	10,812
Other working capital accounts, net	(189)	(169)
Net cash provided by operating activities	220,312	261,104

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	(301,843)	(264,087)
Purchases of investments	(29,982)	(12,934)
Proceeds from sales of investments	23,399	12,423
Purchases of property, equipment and leasehold improvements, net of proceeds from dispositions	(25,981)	(34,671)
Net cash used in investing activities	(334,407)	(299,269)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(59,124)	(54,042)
Repurchase of common stock	(214,766)	(192,823)
Proceeds from debt	575,000	265,000
Repayment of debt	(300,000)	—
Sale of business	(1,223)	—
Debt issuance costs	(438)	(12)
Proceeds from employee stock plans	42,159	38,845
Tax benefits from share-based payment arrangements	9,798	13,327
Net cash provided by financing activities	51,407	70,295

Effect of exchange rate changes on cash and cash equivalents	(3,961)	(3,608)
Net (decrease) increase in cash and cash equivalents	(66,649)	28,522
Cash and cash equivalents at beginning of period	228,407	158,914
Cash and cash equivalents at end of period	$161,758	$187,436

News Release | For Immediate Release

Reconciliation of U.S. GAAP Results to Adjusted Financial Measures

Financial measures in accordance with U.S. GAAP including revenues, operating income and margin, net income, diluted EPS and cash provided by operating activities have been adjusted below. FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

Revenues

(Unaudited)	Three Months Ended May 31,
(In thousands)	2017	2016	Change

GAAP Revenues	$312,120	$287,501	8.6%
Deferred revenue fair value adjustment (a)	2,531	—
Acquired revenues (b)	(21,558)	—
Market Metrics revenues	—	(9,912)
Currency impact (c)	790	—
Organic revenues	$293,883	$277,589	5.9%

(a)	The adjustment for the third quarter of fiscal 2017 relates to the deferred revenue fair value adjustments from purchase accounting.

(b)	Acquired revenues from acquisitions completed within the last 12 months.

(c)	The impact from foreign currency movements over the past 12 months.

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Operating Income, Margin, Net Income and Diluted EPS

(Unaudited)	Three Months Ended May 31,
(In thousands, except per share data)	2017	2016	Change

GAAP Operating income	$87,642	$89,290	(1.8)%
Intangible asset amortization (a)	5,779	4,085
Deferred revenue fair value adjustment (b)	2,531	—
Other non-recurring items (c)	4,379	1,394
Adjusted operating income	$100,331	$94,769	5.9%
Adjusted operating margin (d)	31.9%	33.0%

GAAP Net income	$65,414	$66,781	(2.0)%
Intangible asset amortization (a)(f)	4,305	2,925
Deferred revenue fair value adjustment (b)(f)	1,886	—
Other non-recurring items (c)(f)	3,262	998
Income tax benefits (e)	(1,918)	(3,159)
Adjusted net income	$72,949	$67,545	8.0%

GAAP Diluted earnings per common share	$1.66	$1.62	2.5%
Intangible asset amortization (a)(f)	0.11	0.07
Deferred revenue fair value adjustment (b)(f)	0.05	—
Other non-recurring items (c)(f)	0.08	0.02
Income tax benefits (e)	(0.05)	(0.08)
Adjusted diluted earnings per common share	$1.85	$1.64	12.8%
Weighted average common shares (Diluted)	39,457	41,189

(a)

GAAP operating income in the third quarter of fiscal 2017 was adjusted to exclude $5.8 million of pre-tax intangible asset amortization, which reduced net income by $4.3 million and diluted earnings per share by $0.11. GAAP operating income in the third quarter of fiscal 2016 was adjusted to exclude $4.1 million of pre-tax intangible asset amortization, which reduced diluted earnings per share by $0.07.

(b)	The adjustment for the third quarter of fiscal 2017 relates to the deferred revenue fair value adjustments from purchase accounting.

(c)

GAAP operating income in the third quarter of fiscal 2017 was adjusted to exclude $4.4 million of pre-tax expenses primarily related to the BISAM and FDSG acquisitions, which reduced net income by $3.3 million and diluted earnings per share by $0.08. GAAP operating income in the third quarter of fiscal 2016 was adjusted to exclude $1.4 million of pre-tax professional fees primarily related to the sale of FactSet’s Market Metrics business, which reduced diluted earnings per share by $0.02.

(d)	Adjusted operating margin for the third quarter of fiscal 2017 is calculated as adjusted operating income divided by GAAP revenues plus the deferred revenue fair value adjustment.

(e)

Current year GAAP net income was adjusted to exclude $1.9 million of income tax benefits related to finalizing prior years’ tax returns and other discrete items. GAAP diluted EPS was adjusted to exclude $0.05 from these same income tax benefits. GAAP net income in the year ago third quarter was adjusted to exclude $3.2 million of income tax benefits while GAAP diluted EPS was adjusted to exclude $0.08 from these same income tax benefits.

(f)

For the purposes of calculating adjusted net income and adjusted diluted earnings per share, intangible asset amortization, deferred revenue fair value adjustments and non-recurring acquisition costs were taxed at the annual effective tax rates of 25.5% for fiscal 2017 and 28.4% for fiscal 2016.

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Free Cash Flow

(Unaudited)	Three Months Ended May 31,
(In thousands)	2017	2016	Change

Net cash provided by operating activities	$92,253	$96,878
Capital expenditures	(7,935)	(8,233)
Free cash flow	$84,318	$88,645	(4.9)%

Supplementary Schedules of Historical ASV by Client Type

The following table presents the percentages and growth rates of organic ASV by client type, excluding currency, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last 12 months and the effects of foreign currency.

	Q3’17	Q2’17	Q1’17	Q4’16	Q3’16	Q2’16
% of ASV from buy-side clients	84.4%	83.2%	83.0%	82.6%	83.0%	82.8%
% of ASV from sell-side clients	15.6%	16.8%	17.0%	17.4%	17.0%	17.2%

ASV Growth rate from buy-side clients	5.7%	6.8%	8.3%	9.0%	10.3%	9.9%
ASV Growth rate from sell-side clients	5.8%	4.9%	6.3%	7.6%	8.1%	10.0%
Total Organic ASV Growth Rate	5.7%	6.5%	7.9%	8.8%	9.9%	9.9%

The following table presents the calculation of the above-mentioned ASV growth rates from all clients.

(In millions)	Q3’17	Q3’16
As reported ASV (a)	$1,282.2	$1,156.3
Acquired ASV (b)	(102.8)	—
Market Metrics ASV (c)	—	(36.8)
Professional services fees (d)	—	(5.5)
Currency impact (e)	(2.7)	(0.6)
Organic ASV total	$1,176.7	$1,113.4
Total Organic ASV Growth Rate	5.7%

(a)

Beginning with the third quarter, FactSet will exclude professional services fees billed within the last 12 months, which are not subscription based. The third quarter of 2017 excludes $16.4 million in professional services fees.

(b)	Acquired ASV from acquisitions completed within the last 12 months.

(c)	Adjustment to remove ASV related to the sale of the Market Metrics business in the fourth quarter of fiscal 2016.

(d)	The organic ASV for the third quarter of fiscal 2016 was adjusted to exclude professional services fees.

(e)	The impact from foreign currency movements was excluded above to calculate total organic ASV.